DATED 31 August, 2018

MIDS Medical Limited

and

Zenosense, Inc.

and

"Parent One"

and

"Parent Two"

and

Investor

___________________________________

SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT
relating to MIDS Medical Limited

___________________________________

Contents

Clause		Page
1	Definitions	1
2	Interpretation	3
3	Conditions	4
4	Completion and during Phase 2	5
5	June 2016 Shareholder and Subscription Agreement	6
6	Shareholding Changes	6
7	Protection in the event of Insolvency	7
9	MIDS License and Developed IP	7
10	Warranties	8
11	Covenants	8
12	Board	9
13	Announcements and confidentiality	10
14	Notices	11
15	General	12
16	Governing law and jurisdiction	13
Schedule 1		15
Budget Phase 2		15
Part A – The Company		16
Part B – Issued share capital immediately before Completion		16
Part C – Payment schedule and Prospective Shareholdings		17
Schedule 2		18
Conditions		18
Schedule 3		19
Warranties		19
Schedule 4		20
Covenants		20
Part A – Matters requiring Parent Three Consent		20
Part B – Conduct of Company		22
Part C – Provision of Information		22

THIS AGREEMENT is made on 31 August, 2018
BETWEEN:

(1)	MIDS Medical Limited (company number 10229764) whose registered office is at is at Sci-tech Daresbury, Keckwick Lane, Daresbury, Cheshire WA4 4F ("Company");
(2)	_____ (company number _____) whose registered office is at _____ ("Parent One");
(3)	______ a Nevada Corporation having I.R.S. Employer Identification _____ having principal executive offices at _____ ("Parent Two");
(4)	Zenosense, Inc. (I.R.S. Employer Identification No. 26-3257291) whose principal executive office is at Avda Cortes Valencianas 58, Planta 5 46015 Valencia, Spain ("Parent Three");
(5)	______ (the "Investor", whose registered office is at _______.
Together, the "Parties"
NOW IT IS AGREED as follows:
1	Definitions
In this Agreement, unless the context otherwise requires:
"Agreed Form" means, in relation to any document, that document in the form agreed by the parties and, for the purposes of identification, signed or initialled by or on behalf of the parties or their solicitors;
"Articles" means the articles of association of the Company in the Agreed Form or as subsequently amended from time to time;
"Board" means the board of directors of the Company;
"Budget Phase 2" means the development budget for the second phase of the Company's MIDS project referred to in Schedule 1;
"Business" means the business of the development of the MIDS Project;
"Business Day" means any day on which banks are open for business in London (excluding Saturdays, Sundays and public holidays);
"Business Plan" means the Company's plan for the future development of the MIDS project;
"Company's Intellectual Property Rights" or "MIDS IP" means all the Intellectual Property Rights which the Company and any new MIDS IP developed;
"Completion" means completion of the Investment in accordance with Clause 4;

"Completion Date" means the date of Completion;
"Conditions" means the conditions referred to Clause 3 and set out in Schedule 2;
"Confidential Information" means save in so far as such information is already in the public domain (other than by breach of any duties of confidentiality) or is required to be disclosed by reason of any legal requirement or any rule or regulation of any Recognised Investment Exchange or any government or regulatory authority, all knowledge and information (whether or not recorded in documentary or machine readable form) which is secret or confidential to the business or affairs of the Company;
"Directors" means the directors of the Company from time to time;
"Encumbrance" means any claim, mortgage, lien, pledge, charge, encumbrance, hypothecation, trust, right of pre-emption or any other restriction or third party right or interest (legal or equitable) or any other security interest of any kind however created or arising (or any agreement or arrangement to create any of them);
"Equity Shares" has the meaning given to it in the Articles;
"Intellectual Property Rights" means all intellectual property rights subsisting at any time in any part of the world including patents (including patent applications, any continuation applications, divisional applications, or continuation in part applications that claim priority to the patents and/or applications, any patents that issue from any of the foregoing, and any reissues, re-examinations, renewals, substitutions, and extensions of any of the foregoing), trade marks, trade names, marks, design rights, data base rights and copyrights (whether any of such rights are registered or unregistered) all rights in, to or in connection with confidential information and all know how, business information (including technical, process, clinical or other information, business plans, procedures), technical information (including knowledge, research, techniques, designs, science data, specifications, practices, procedures, assays, formulae, processes, systems, improvements, methods, skill, test and other data including chemical, pharmacological, toxicological and clinical tests and other data, analytical and quality control data, and laboratory notes), regulatory information and applications, authorizations, permits and licenses, trade secrets, computer programs and domain names and registrations and applications for any of the foregoing;
"Investment" means the subscription by the Investor for the Ordinary Shares under this Agreement;
"Investor Director" means a person nominated by Parent Three to be a director the Company pursuant to any Agreement;
 "MIDS Project" means the prospective development of a universal immunoassay diagnostic device initially targeted at cardiac markers;

"MIDS IP" means any Intellectual Property Rights, including patents, patent applications or trademarks that relate to the MIDS project;
"MIDS" means any development related to the MIDS project as carried out by the Company whatsoever, including but not limited to prototypes, know-how, documentation, licences, patents, patent applications, trademarks, agreements,  test equipment and consumables;
"Ordinary Shares" means the ordinary shares of £0.05 each in the capital of the Company, having the rights set out in the Articles;
"Override" means an enduring share of PAT payable within one month following approval and adoption by the Company of the Company's annual audited accounts for each relevant financial year;
"PAT" means the profit on the Company's ordinary activities after tax, interest and depreciation, prior to any dividend being paid, as shown in the audited profit and loss account of the Company for a relevant financial year (to the nearest
"Phase 2" means a second phase of MIDS Project as contemplated in Schedule 1;
"Subscription Monies" means the sum that the Investor has agreed to subscribe for the Ordinary Shares under this Agreement; and
"Warranties" means the Warranties referred to in Clause 10.
2	Interpretation
2.1	In this Agreement unless the context otherwise requires:
(a)
any recitals and Schedules form part of this Agreement and references to this Agreement include them and references to recitals, Clauses and Schedules are to recitals and clauses of, and schedules to, this Agreement and references in a Schedule or part of a Schedule to paragraphs are to paragraphs of that Schedule or that part of that Schedule;

(b)
references to this Agreement or any other document are to this Agreement or that document as in force for the time being and as amended from time to time in accordance with this Agreement or that document (as the case may be);

(c)
words importing a gender include every gender, references to the singular include the plural and vice versa and words denoting persons include individuals and bodies corporate, partnerships, unincorporated associations and other bodies (in each case, wherever resident and for whatever purpose) and vice versa;

2.2	In this Agreement, unless the context otherwise requires:
(a)
a reference to a statute or statutory provision shall be construed as including a reference to any subordinate legislation (as defined by section 21(1) Interpretation Act 1978) made from time to time under that statute or provision (whether before or after the date of this Agreement); and

(b)	a reference to a statute, statutory provision or subordinate legislation (as so defined) shall be construed as including a reference to:
(i)
that statute, provision or subordinate legislation as in force at the date of this Agreement and as from time to time modified or consolidated, superseded, re-enacted or replaced (whether with or without modification) after the date of this Agreement);  and

(ii)	any statute, statutory provision or subordinate legislation (as so defined) which it consolidates, supersedes, re-enacts or replaces (whether with or without modification).
2.3
Terms used or defined in the Companies Acts or in the Articles shall have the same meanings in this Agreement unless the context otherwise requires provided that company (if not a reference to the Company) shall mean any body corporate wheresoever situated and howsoever incorporated and the other expressions in Companies Act 2006 shall be construed accordingly.

2.4
The headings and contents table and the brief description of one clause or one paragraph that is cross referenced within the text of another clause or paragraph in this Agreement are for convenience only and do not affect its interpretation.

2.5
In this Agreement the words "other", "includes", "including" and "in particular" do not limit the generality of any preceding words and any words which follow them shall not be construed as being limited in scope to the same class as the preceding words where a wider construction is possible.

2.6	References to an "Investor" shall be deemed to include respectively the Investor, its nominee, its assigns, its transferees and its successors.
2.7	References in this Agreement to any party shall, except where the context otherwise requires, include his successors in title and personal representatives.
3	Conditions
3.1
The Investor's obligation to make the Investment at Completion is conditional upon the Conditions being satisfied to the satisfaction of the Investor (in its absolute discretion) or waived (in whole or in part) in writing by it or on its behalf (in its absolute discretion).

3.2
If the Conditions have not been fulfilled to the satisfaction of the Investor or waived in writing by the Investor (in each case in its absolute discretion) then this Agreement shall lapse and cease to have effect unless the Investor otherwise agrees or requires in writing and no party shall have any claim against any other party under this Agreement or in respect of any claims by the Investor which have arisen prior to such lapse and cessation.   Accordingly, the provisions of Clauses 1 and 2, this Clause 3, Clauses 13, 14, 15 and 16 and such of the other provisions of this Agreement as are necessary to give efficacy to those Clauses or are relevant to the enforcement of those Clauses shall continue to have effect notwithstanding any lapse or cessation under Clause 3.2.

4	Completion and during Phase 2
4.1	On satisfaction or waiver of each of the Conditions in accordance with Clause 3, on Completion:
(a)	the business set out in this Agreement shall be transacted;
(b)
On signature of this Agreement the Investor shall be deemed to apply for and shall subscribe the pound sterling equivalent of US$300,000 in cash for 6 Ordinary Shares in the Company having a par value of £0.05 per share in exchange for an immediate payment in the aggregate amount of $48,000 followed by additional payments in the aggregate amounts of $102,000 due by September 30, 2018 and an additional $150,000 due by October 31, 2018 resulting in the Investors 2.91% per cent initial ownership in the Company.

(c)
Subject to the conditions of Section 4.3 below, the Investor will have the right to subscribe for additional equity in the Company to reflect and produce the prior and resultant shareholdings as listed in Schedule 1 Part C, such ownership and share issuance commencing from November 31, 2018 subject to 4(d) below.

(d)
At the time of the final Tranche 4 payment listed in Schedule 1 Part C, the Company may require the Investor to make a contingency payment equal to the difference between the total investment of $1,200,000.00 converted into Pounds Sterling (£) at a rate of 1.31 $ to £, and $1,200,000.00 converted into £ at the actual rates of conversion, provided that;

(i)	The difference in £ is greater than £60,000.00 ("Difference); and
(ii)
The Difference is used to purchase additional Investor shares at a cost per share equal to the Tranche 4 price of $56,250.00 per share share(s) being issued to the nearest rounded down share number of 1 or above, with no fractional share entitlement.

(e)	the Company shall, only after each tranche listed in Schedule 1 Part C is paid for in full and on time:
(i)	allot and issue the Ordinary Shares to the Investor free from all Encumbrances;
(ii)	issue a share certificate to the Investor for those Ordinary Shares so subscribed or cause UK Companies House to evidence the subscription; and
(iii)	enter the name of the Investor in the register of Members in respect of the Ordinary Shares so subscribed.

4.2	The Company undertakes to the Investor that the Subscription Monies will be applied for the general Company funding to achieve the purpose set out in Phase 2.
4.3
During Phase 2 the Investor will have the right to further invest in accordance with the Schedule 1 and in amounts and timings in exchange for additional equity as set out in Schedule 1 Part C; subject to;

(a)
If the Company is offered better terms by another party for any unsubscribed equity listed in Schedule 1 Part C the Company will notify the Investor no less than 14 days prior to the next subscription date as listed in Schedule 1 Part C, and provide the Investor the opportunity to invest on such terms. The Investor will have three business days to either accept or decline to invest on the revised terms. In the event the Investor declines, the Company can immediately terminate any Investor right to further investment due under this Agreement.

5	June 2016 Shareholder and Subscription Agreement
5.1
The conditions of the Override Arrangement set out in the June 2016 Shareholder and Subscription Agreement will remain in force between Parent Two and Parent Three, this being an adjustment solely between Parent Two and Parent Three, not affecting any shareholding of the Investor.

5.2
All other terms of the June 2016 Shareholder and Subscription Agreement will remain in force except where modified by this Agreement, including specifically all terms related to the control rights of the Company by Parent 3, as if Parent 3 had funded Phase 2.

6	Shareholding Changes
6.1
The Parties hereby agree from the outset that Parent Three's ownership shall not fall below 30 per cent as a result of any future investment in the share capital in the Company. The Parties agree that, should an investment be made that would breach this level, an Override adjustment shall be made so that any ordinary shareholding given up by any other shareholder to allow Parent Three to maintain its shareholding at 30 per cent or above will be compensated for by an equivalent percentage Override being granted to those other shareholders.

6.2
If the Board with Parent Three Consent concludes that any changes need to be made to the Articles so as to give effect to the provisions of the Companies Act 2006, to the extent that the effectual changes do not alter the commercial effect intended by the Articles nor, as an overriding provision, conflict with the provisions of this Agreement, if so requested by the Board and Parent Three, the parties to this Agreement shall, so far as are able in their capacity as Directors and/or Shareholders, approve the necessary changes to the Articles, and the Managers shall use their reasonable endeavours to recommend to the other Shareholders that they also approve those changes.

7	Protection in the event of Insolvency
7.1
In the event of an Insolvency Event defined as the inability of a party to pay its debts as they fall due within the meaning of section  123 of the Insolvency Act 1986 (the "Act"); or the issue of an application for an administration order or a notice of intention to appoint an administrator in relation to the company; or the passing of a resolution or order for the Company's winding-up, dissolution, administration or reorganization; or the declaration of a moratorium in relation to any of the Company's indebtedness; or the making of any arrangement or any proposal for any arrangement with any of the Company's creditors; or the appointment of a liquidator, receiver, administrator, supervisor or other similar officer in respect of any of the Company's assets, or any similar arrangement, the following shall apply;

(a)	If affecting the Company or Parent Two, Parent One shall sell the MIDS IP to Parent Three and the Investor for $1, to be owned pro rata between them on the basis of their relative shareholdings;
(b)	If affecting Parent Three; Parent Three shall be deemed to have sold its Ordinary Shares in the Company back to the Company at par value of £0.05 per share.
(c)	If affecting the Investor; Investor shall be deemed to have sold its Ordinary Shares in the Company back to the Company at par value of £0.05 per share.
8	Consents etc.
8.1	Parent Three will have the right to prevent or approve by consent any of the matters listed in in Schedule 4.
8.2	No consent or approval to be given by Parent Three or by Parent Three Consent under this Agreement shall be valid unless given in writing.
8.3
The carrying out of such duties and powers and the giving (or not) of such consents by Parent Three or Parent Three Consent shall not (unless otherwise expressly stated) constitute a variation of this Agreement or remove the need to seek a similar consent for a subsequent similar matter.

8.4
Where any consent or approval of Parent Three or a Parent Three Director is required or sought in respect of any provision of this Agreement, Parent Three or, as the case may be, Parent Three Director shall have a complete and unfettered discretion as to whether or not to give the consent or approval and whether or not to impose any terms, conditions or limitations on any such consent or approval.

9	MIDS License and Developed IP
9.1
Parent One has granted an exclusive, world-wide, royalty free, non-transferable research license to use and utilize the MIDS IP and will transfer the MIDS IP directly to the Company in the event that the Company concludes a commercial deal with a third party.

9.2
Any additional Intellectual Property ("New IP") developed by the Company in relation to the MIDS IP has and will vest as the sole property of the Company, and neither the Investor or Parent Three shall have no other right, other than its ordinary shareholding in the Company, in any Intellectual Property so developed. In the event that New IP is developed the Parties will reasonably agree as to any requirement for patented protection and if any payment is required this will be contributed pro rata with respective shareholdings, including and taking into account any Override rights, at relevant times.

9.3	Prior to transfer as in 9.1 above to Parent One will invoice the Company for patent costs, or the Company will directly bear the patent costs, and administration in line with the Budget Phase 2.
10	Warranties
10.1	In consideration of the Investor making the Investment at Completion the Company and / or Parent One warrants to the Investor that;
(a)	The MIDS IP has been licensed to the Company in accordance with 9 above, and will maintain those patents as far as it can;
(b)	Parent One will cause the MIDS IP to come into the direct registration and control of the Company in the event that the Company concludes a commercial deal with a third party; and
(c)
The Budget Phase 2 will be applied as contemplated, subject only to necessary operational variations at the Company's sole discretion, provided that variation is deemed by the Company as reasonably necessary to achieve the Phase 2 objectives.

10.2
The Company acknowledges to the Investor that the Investor has entered into this Agreement in reliance on the Warranties. Each of the Warranties shall be construed separately and independently from the others.

10.3	Any and all liability under the Warranties shall absolutely cease at the end of Phase 2 (the "End Date").
10.4
The Investor warrants to the Company that it is duly authorised to enter into this Agreement and the obligations of the Investor under this Agreement and each document to be executed by it at or before Completion are or when the relevant document is executed, will be enforceable on the Investor in accordance with their terms.

11	Covenants
From Completion, unless modified by 8.1 above:
(a)	the Company shall not take any of the actions set out in Schedule 4, Part A without Parent Three Consent, unless the action is expressly required or permitted by this Agreement;

(b)
the Company shall exercise all rights and powers lawfully available to them to procure that it conducts its business in accordance with, and observe the covenants set out in, Schedule 4, Part B (whether or not as a matter of law such covenants are enforceable against the Company in question) unless with Parent Three Consent;

(c)	the Company will comply with their respective obligations set out in Schedule 4, Part C regarding the provision of information to Parent 3; and
11.2
It is acknowledged for the purposes of section 173 Companies Act 2006 that the Covenants in Schedule 4, Part D and other provisions of this Agreement may restrict the future exercise of discretion by Directors and the parties intend that,  to the extent permitted by that section, the discretion of such directors should be so restricted.

11.3
Each of the Covenants shall be construed independently of each of the others so that if one or more of them shall be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever then the remaining Covenants shall be valid to the extent that they are not held to be so invalid.

11.4
The Company shall not, and Parent Three shall exercise all rights and powers lawfully available to them to procure that the Company shall not, take any of the following actions without the prior written consent of the holders of not less than 76per cent of the issued Ordinary Shares (an " Ordinary Majority "), other regarding than actions contemplated in this agreement:

(a)	make any change in its issued share capital;
(b)	appoint or remove any director of the Company (other than the appointment or removal of the Parent Three Director);
(c)	take any steps to wind-up or liquidate or obtain an administration order in respect of the Company.
12	Board
12.1	Parent Three has one Director (the "Parent Three Director") of the Company. Parent Three may also remove any such person(s) so appointed and appoint another person in his place.
12.2
The number of Parent Three Directors shall be increased, as far as it practicable, so that the number of Parent Three Directors is broadly maintained as a proportion of one in three directors of the Company.

12.3
Parent Three and its Parent Three Director(s) shall be actively involved in the management of the Company, its CEO, Carlos Gil, is currently serving as the Parent Three Director and acting as Sales Director.

12.4	The Parent Three Director will always maintain a director in office.
12.5	The Board shall meet at as it determines or as required by the Parent Three Director.

13	Announcements and confidentiality
13.1	Subject to Clauses 13.2 and 13.3, the terms of this Agreement shall be confidential to the parties.
13.2	The Company undertakes to Parent Three that Parent Three and the Parent Three Director are free to disclose (on a confidential basis) to:
(a)
any professional adviser to, trustee or manager of or investor or prospective investor in any fund on behalf of which Parent Three (or their nominees or custodian) holds shares in the capital of the Company;

(b)	any professional adviser or auditor to any such company or fund;
(c)	any regulatory body responsible for any such company or fund (to the extent that such regulatory body requires it);
(d)	any actual or prospective provider of finance to the Company;
(e)	any professional adviser to any of the foregoing; and
(f)	any person to whom Parent Three may make a permitted transfer under Article 13 (Permitted Transfers) of the Articles, any information it or he receives relating to the Company or its businesses and affairs.
13.3	The obligations of confidentiality in Clause 13.2 or otherwise shall not apply to Parent Three or the Parent Three Director, in the event that:
(a)	any of them is expressly obliged by law or by the rules and regulations of any recognised investment exchange to disclose or divulge any such information;
(b)	if the information concerned shall have come into the public domain otherwise than by virtue of a prior breach by them of such obligations of confidentiality; or
(c)	as expressly permitted by the Board (with the approval of the Parent Three Director).
13.4	Other than when exempted in 13.3 above the Company undertakes to the Investor to keep confidential the terms of the Investment and all matters contemplated by this Agreement.
13.5	(a) The Investor will have the right to request a detailed Phase 2 update 14 days prior to any contemplated funding stage listed in Schedule 1 Part C.
    (b) The Investor agrees to keep any such update or updates confidential and to comply with Regulation FD of the United States Securities and Exchange Commission and/or any similar regulation or law that may apply to market sensitive information in relation to Parent Two and Parent Three.

14	Notices
14.1
All notices to be given to a party under this Agreement shall be in writing in English and shall be marked for the attention of the person, and delivered by hand or sent by first class prepaid post (or by air mail if to an address outside the United Kingdom) or by email to the address or email account detailed for the party below:

(a)	in the case of the Company, Parent One, Parent Two and Parent Three:
Address:  the relevant address appearing on page 1
email
Attention:

(b)	in the case of Parent Three:
Address:  its address appearing on page 1
email  cgil@zenosense.net
Attention:  Carlos Gil

(c)	in the case of the Investor :
Address :  its address appearing on page 1
email :
Attention :
A party may change the details recorded for it in this Clause by notice to the other in accordance with this Clause 14.
14.2	A notice shall be treated as having been received:
(a)
if delivered by hand between 9.00 am and 5.00 pm on a Business Day (which time period is referred to in this Clause 14 as "Business Hours"), when so delivered; and if delivered by hand outside Business Hours, at the next start of Business Hours;

(b)	if sent by first class post, at 9.00 am on the second Business Day after posting if posted on a Business Day and at 9.00 am on the third Business Day after posting if not posted on a Business Day;

(c)	if sent by air mail, at 9.00 am on the fifth Business Day after posting if posted on a Business Day and at 9.00 am on the sixth Business Day after posting if not posted on a Business Day; and
(d)	if sent by email or fax, if sent during Business Hours and if sent by fax outside Business Hours, at the next start of Business Hours.
14.3
In proving that a notice has been given it shall be conclusive evidence to prove that delivery was made, or that the envelope containing the notice was properly addressed and posted or that the email was properly addressed and despatched and confirmation of full transmission was received (as the case may be).

15	General
15.1
Entire agreement: This Agreement (together with all documents entered into in the Agreed Form referred to in this Agreement and all other documents to be entered into pursuant to, or in connection with, the Agreement) sets out the entire agreement and understanding between the parties, and supersedes all proposals and prior agreements, arrangements and understandings between the parties, relating to its subject matter.

15.2
Acknowledgment: Each party acknowledges that in entering into this Agreement (and any other document to be entered into pursuant to it) it does not rely on any representation, warranty, collateral contract or other assurance of any person (whether party to this Agreement or not) that is not set out in this Agreement or the documents referred to in it.  Nothing in this Agreement shall, however, limit or exclude any liability for fraud.

15.3
Further assurance:  Each party shall do and execute, or arrange for the doing and executing of, any other act and document reasonably requested of it by the other party to implement and give full effect to the terms of this Agreement.

15.4
Survival of rights:  Neither Completion nor termination of this Agreement for any reason shall affect any rights or liabilities that have accrued prior to Completion or termination (as the case may be) or the coming into force or continuance in force of any term that is expressly or by implication intended to come into or continue in force on or after Completion or termination.

15.5
Waiver and Severability:  No single or partial exercise, or failure or delay in exercising any right, power or remedy by the Investor shall constitute a waiver of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise. The parties intend each provision of this Agreement to be severable and distinct from the others.  If a provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, the parties intend that the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

15.6
Rights cumulative:  The rights and remedies of the Investor in connection with this Agreement are cumulative and, except as expressly stated in this Agreement, are not exclusive of any other rights or remedies provided by law or equity or otherwise.  Except as expressly stated in this Agreement (or at law or in equity in the case or rights and remedies provided by law or equity) any right or remedy may be exercised (wholly or partially) from time to time.

15.7	Rescission: No party to this Agreement shall be entitled to rescind this Agreement after Completion.
15.8
Conflict: If there is any conflict between this Agreement and the Articles, this Agreement shall as between the parties prevail, and, if required by the Investor, the Company shall take all steps necessary to amend the Articles so as to remove such conflict.

15.9	Third party rights: Unless this Agreement expressly states otherwise:
(a)	a person who is not a party to this Agreement has no right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999; and
(b)
if a person who is not a party to this Agreement is stated to have the right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, the parties may rescind or vary this Agreement (and any documents entered into pursuant to or in connection with it) without the consent of that person.

15.10	Counterparts: The parties may enter into this Agreement in any number of counterparts and on separate counterparts, all of which taken together shall constitute one and the same instrument.
16	Governing law and jurisdiction
16.1
This Agreement will be governed by and construed in accordance with English law and all claims and disputes (including non-contractual claims and disputes) arising out of or in connection with this Agreement, its subject matter, negotiation or formation will be determined in accordance with English law.

16.2	Each party irrevocably submits to the exclusive jurisdiction of the English courts in relation to all matters (including non-contractual matters) arising out of or in connection with this Agreement.

Executed by the parties or their duly authorised representatives on the date of this Agreement:

Executed by MIDS Medical Limited acting by its duly authorised Officer	)
)
	)	Nasser Djennati – Managing Director

Executed by Parent One acting by its duly authorised Officer in the presence of:	)
)
	)	____________- Director

Executed by Parent Two acting by its duly authorised Officer in the presence of:	)
)
	)	____________- CEO

Executed by Investor acting by its duly authorised Officer in the presence of:	)
)
	)	____________- Director

Executed by Zenosense Inc. acting by its duly authorised Officer in the presence of:	)
)
	)	Carlos Gil - CEO

Schedule 1
MIDS Project Phase 2
Incorporated by reference

Budget Phase 2
Incorporated by reference

Part A - The Company
Company name:	MIDS Medical Limited
Company number:	10229764
Place of incorporation:	UK
Date of incorporation	June 13, 2016
Registered office:	Sci-tech Daresbury, Keckwick Lane, Daresbury, Cheshire WA4 4F
Directors:	Nasr-Eddine Djennati Carlos Gil Thomas Barr
Secretary (Please state if none):	None
Authorised share capital immediately prior to the passing of the Resolutions:	20,000 shares of £0.05 each
Issued share capital immediately prior to the passing of the Resolutions:	£10 divided into 200 shares of £0.05 each
Shareholders (immediately prior to Completion):	Parent One (120 shares), Zenosense Inc. (80 Shares)
Accounting reference date:	31 December
Accounts last made up to:	31 December, 2017
Charges:	None
Tax residence:	UK

Part B - Issued share capital immediately before Completion
Before:
Shareholder	Ordinary Shares	% equity holding (%)
____________	120	60%
Zenosense Inc.	80	40%
TOTAL	200	100%

On the receipt of the entirety of Tranche 1 below as per clause 4
Shareholder	Ordinary Shares	% equity holding (%)
____________	120	58.25%
Zenosense Inc.	80	38.83%
____________	6	2.91%
TOTAL	206	100%

Part C – Payment schedule & Prospective Shareholdings

Schedule 2

Conditions
1
The Board is duly authorised to enter into this Agreement (and all documents contemplated by it), the Articles have been adopted and the necessary resolutions have been passed to allot the Ordinary Shares to the Investor;

2	The Phase 2 Plan has been delivered to the Investor in a form satisfactory to them;
3	Board approval of the Company and Parent One and Parent Three for the Investment has been granted;
4
The terms of this Agreement and each document in the Agreed Form and each document required to give effect to the Investment, and that all have been executed (where appropriate) by all relevant parties to them;

5	Copies of this Agreement and each document in the Agreed Form and each document required to give effect to the Investment as duly executed (where appropriate) have been delivered to the Investor;
6	An employment agreement is in place between the Company and Dr. Nasser Djennati.

Schedule 3
Warranties
1	Authority of the Company
1.1
The Company is duly authorised to enter into this Agreement and the obligations of the Warrantors under this Agreement and each document to be executed at or before Completion are or when the relevant document is executed, will be enforceable in accordance with their terms.

1.2	The execution of this Agreement and the implementation of the matters contemplated by it will not violate any other agreement, or arrangement to which any of the Warrantors is a party.
2	Company and trading
2.1	The Company owns no shares or loan capital either legally or beneficially in any company.
2.2
There is no agreement, arrangement or obligation to create or give an Encumbrance in relation to any of the Shares, and no person has claimed or may claim to be entitled to an Encumbrance in relation to any of the Shares.

2.3
Other than the issue of Ordinary Shares to the Investor under this Agreement and the provisions of the Agreement, there is no agreement, arrangement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment or issue of any share or loan capital of the Company.

2.4
The Company has never traded and, save for its obligations pursuant to this Agreement and the other agreements to be entered into in accordance with their terms or to satisfy conditions in them, has no liabilities whatsoever.

2.5	The Company has no significant assets (other than its paid up share capital and the right to the MIDS IP).
2.6
The Company is not engaged in, nor is any officer of the Company engaged in, any legal proceedings (including litigation, arbitration, prosecution or any hearing before any tribunal or official body) and no such proceedings are pending or threatened and there are no facts known to the Company  likely to give rise to such proceedings.

2.7	There is no judgement or order of any court, tribunal or official body against the Company.

Schedule 4
Covenants
Part A - Matters requiring Parent Three Consent

Other than actions contemplated by this agreement the Company shall not without Parent Three Consent:

Business Plan and Budget

1.	Amend the Business Plan or adopt or amend a Budget or take any action materially inconsistent with them;
2.	Adopt the Phase 2 Budget and plan if it is materially different from the expectations in this Agreement.
Share structure

3.	Make any change to its memorandum or articles of association;
4.
Make any change in its authorised or issued share capital or grant any Encumbrance over the Company's shares, grant any rights to subscribe for or to convert any instrument into shares or securities or waive any right to receive payment on any of its shares issued partly paid or cancel or accept the surrender of any such right to subscribe or convert except as contemplated by this Agreement;

5.
Reduce and capitalise any part of its share capital, share premium account or capital redemption reserve or vary the rights attaching to any class of shares or redeem, purchase or otherwise acquire any shares or other securities of that company;

6.	Major transactions
7.	Enter into, terminate or amend any material licensing or royalty agreement;
8.	Enter into, terminate or vary any joint venture, partnership consortium or other similar arrangement;
9.	Acquire or dispose of any companies or business undertaking;
10.	Establish any new branch, agency, trading establishment or business or close any such branch, agency, trading establishment or business;
11.	Enter into any matter outside the ordinary course of its business;

Accounting
12.
Change its accounting policies, unless the change is required by law or by virtue of a new statement of standard accounting practice or financial reporting standard which does not offer any discretion in its application to the Group Company;

13.	Change its accounting reference date;
14.	Indebtedness
15.	Pay or declare any dividend or other distribution (as defined under sections 209, 418 and 419 ICTA) on account of shares in its capital (other than the Fixed Dividend as defined in the Articles);
16.	Factor any of its debts;
17.	Incur any Indebtedness in excess of £10,000;
18.	Other than in the ordinary and normal course of trading in respect of the obligations or liabilities of the Company, give any guarantee or indemnity;
19.	Mortgage or charge or permit the creation of or suffer to subsist any mortgage or fixed or floating charge, lien or other encumbrance over the whole or any part of its undertaking, property or assets;
20.	Employee matters
21.
Establish any pension scheme, share option scheme, employee share scheme or any profit sharing or related scheme or vary or discontinue any of the same or make any payment in respect of the same or the grant, exercise, cancellation or surrender of any right granted under the same;

22.
Appoint or remove any director or any of the managers or alter or permit any alterations to be made to service agreements and/or terms of employment and/or contracts for services from time to time of any manager or director;

23.
Appoint or remove any  employee earning a gross remuneration in excess of £50,000 a year (a " Senior Employee "), or alter or permit any alterations to be made to service agreements and/or terms of employment and/or contracts for services from time to time of any Senior Employee;

Proceedings and winding up
24.
Threaten, commence, discontinue, settle or compromise any legal, arbitrational or tribunal proceedings (in whatever capacity) which is or may be material, save for any application for an interim injunction or other application or action (including interim defence) which is urgently required in the best interests of the relevant Group Company in circumstances in which it is not reasonably practicable to obtain prior consent;

25.	Take any steps to wind-up or liquidate or obtain an administration order in respect of the Company.

Part B - Conduct of Company
Business
1.
Any expansion, development or evolution of the Company's business (whether to be conducted as part of or in connection with its main business or ancillary to it) will be effected only through a company wholly owned by the Company.

Compliance
2.	The Group shall take all reasonable steps within their respective powers to protect their Intellectual Property Rights and Confidential Information.
Part C – Provision of Information
The Company shall provide to Parent Three:
1.	the statutory annual accounts for the Company as soon as they are available but in any event not later than two months from the end of such financial year;
2.
when requested and within 20 Business Days of the end of each calendar month the monthly management accounts in such form and containing such information and being in such format as the Investor may from time to time specify; and

3.	any other information on the Company that Parent Three may reasonably require in a timely fashion.
The Company shall provide to the Investor, if a formal request is received in writing:
A detailed Phase 2 update 14 days prior to any contemplated funding stage listed in Schedule 1 Part C.